Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

OneSpan Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-234406) on Form S-3 and (Nos. 333-62829, 333-161158 and 333-232207) on Form S-8 of OneSpan Inc. of our reports dated March 16, 2020, with respect to the consolidated balance sheets of OneSpan Inc. as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes and financial statement schedule II – Valuation and Qualifying Accounts (collectively, the consolidated financial statements) and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10-K of OneSpan Inc.  Our report dated March 16, 2020, on the consolidated financial statements refers to the adoption of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers, effective January 1, 2018, and the adoption of FASB ASC Topic 842, Leases, effective January 1, 2019.

/s/ KPMG LLP

Chicago, Illinois
March 16, 2020